Exhibit 10.5

AMENDED AND RESTATED
AGREEMENT
for the
OWNERSHIP
of the
JIM BRIDGER PROJECT
between
IDAHO POWER COMPANY
and
PACIFICORP

INDEX

Part I

1.	RECITALS	1
2.	AGREEMENT	2
3.	DEFINITIONS	2
4.	OWNERSHIP RIGHTS AND INTERESTS	4
5.	[DELETED]	5
6.	DAMAGE TO OR DESTRUCTION OF PROJECT; DISPOSITION UPON ABANDONMENT	5
7.	WAIVER OF RIGHT TO PARTITION	6
8.	TERMINATION	7

Part II

1.	LIABILITIES	7
2.	DEFAULTS	7
3.	UNCONTROLLABLE FORCES	8
4.	TRANSFERS AND ASSIGNMENTS: SECURED INTERESTS	8
5.	COVENANTS RUNNING WITH THE LAND	9
6.	OBLIGATIONS ARE SEVERAL	10
7.	SUCCESSORS AND ASSIGNS	10
8.	ARBITRATION	10
9.	APPLICABLE LAWS AND REGULATIONS	11
10.	NOTICES	12
11.	ADDITIONAL DOCUMENTS	12
12.	EFFECTIVENESS OF THIS AGREEMENT	12
13.	ENTIRE AGREEMENT	12

i

Exhibits

A.	AMENDMENT TO AGREEMENTS FOR THE OPERATION AND OWNERSHIP OF THE JIM BRIDGER PROJECT	A-1
B.	O&M AGREEMENT	B-1
	ATTACHMENT A TO EXHIBIT B	B-4
	ATTACHMENT B TO EXHIBIT B	B-7

ii

AGREEMENT FOR THE OWNERSHIP OF THE JIM BRIDGER PROJECT
AGREEMENT, dated as of December 11, 2014, between IDAHO POWER COMPANY (Idaho), an Idaho corporation, and PACIFICORP (formerly PACIFIC POWER & LIGHT COMPANY) (PacifiCorp), an Oregon corporation, hereinafter collectively referred to as "parties",
WITNESSETH:
PART I.
1.RECITALS: This Agreement is made with reference to the following facts, among others:
1.1    Idaho is engaged in the generation, transmission and distribution of electric power and energy as an electric utility in southern Idaho, eastern Oregon and northern Nevada.
1.2    PacifiCorp is engaged in the generation, transmission and distribution of electric power and energy as an electric utility in Oregon, northern California, Idaho, Montana, Washington and Wyoming.
1.3    Idaho and PacifiCorp are both members of the Western Systems Coordinating Council, which comprises operating utilities in thirteen western states and part of British Columbia, all of whose systems are interconnected.
1.4    Both PacifiCorp and Idaho have connections with the above described interconnected systems at several points.
1.5    PacifiCorp has acquired from the Union PacifiCorp Railroad Company, the United States Government and the State of Wyoming certain leases covering coal deposits in Sweetwater County, Wyoming, and has acquired certain rights to stored water in Fontenelle Reservoir on the Green River in Wyoming, and has filed for additional natural flow rights in said stream.

1.6    PacifiCorp and Idaho are desirous of jointly building a project consisting of a coal-fired steam electric generating project, which project will be known as the "Jim Bridger Project" near the lands covered by said coal leases, using the coal therein and the water rights, described in Section 1.5, the generation from which will be conducted to the transmission systems of and be distributed by said companies.
1.7    On September 22, 1969, the parties executed a letter of intent which set forth the consideration for and the general scope of an agreement or agreements to be entered into with respect to their participation in the ownership and production from three 500 megawatt steam electric generating units to be built in south-western Wyoming.
1.8    This Agreement is executed for the purpose of confirming the respective ownership interests of Idaho and PacifiCorp in the Project, the nature of such interests and the respective percentage ownerships of the parties thereto and for the purpose of establishing the respective obligations of Idaho and PacifiCorp with respect to the ownership of such project.
1.9    All references herein to sections are to sections of Part I unless otherwise specified.
2.AGREEMENT:
2.1    The parties, for and in consideration of the mutual covenants to be by them kept and performed, agree with respect to the ownership of the Project as set forth in this Agreement.
3.DEFINITIONS: The following terms, when used herein, shall have the meaning specified:
3.1    Project: The Jim Bridger Project, located in Sweetwater County, Wyoming, a 2,000 megawatt coal-fired electric power plant, which will consist generally of four units, each of approximately 500 megawatts, each with turbine generator, coal-fired steam generator, condenser, pumps, motors, feedwater heaters, cooling water systems, protection and control systems, coal pulverizing systems, air pollution control systems and main and auxiliary power systems; and such facilities common to the four units, as coal receiving and stocking systems, a unit coal train, water treating systems, ash handling and disposal systems, roads, utilities systems and other site developments, offices, warehouses and machine shops, and all other appurtenances and structures required for the efficient and reliable operation of a modern steam electric power plant; the Water Supply System; the switchyard; all real property and property rights, including access easements and appurtenances, acquired for or in connection with the Project or used in the operation and maintenance thereof.
3.2    Unit: A complete 500 megawatt generating plant, including boiler, turbine generator, that part of coal preparation and supply, and all attachments and accessories and controls, readily identified with and solely associated with the Unit.
3.3    Common Facilities: All facilities, other than the facilities included in each Unit, which will serve and be required in connection with the operation and maintenance of more than one unit, including, without limitation, Water Supply System, the switchyard other than the 345 kv facilities included in a unit, access roads, railroads, a unit coal train, coal receiving and stocking systems, engineering and legal fees and expenses, easements and all lands or interest in land included in the Project.
3.4    [DELETED]
3.5    Water Rights: Rights obtained by PacifiCorp from the State of Wyoming by contract dated November 20, 1969, for 35,000 acre feet stored water in Fontenelle Reservoir, of which 25,000 acre feet is referred to as "senior priority" water and 10,000 acre feet is referred to as "junior priority" water and other rights obtained by PacifiCorp or applied for by the parties to store water and to divert and use waters of the Green River.
3.6    Water Supply System: The river diversion facilities, pumping station, control valves, conduits, structures, pipeline, associated land and land rights and other related common facilities used to convey water from the Green River to the Jim Bridger Project and to supply the water for said Project.
3.7    [DELETED]
3.8    Completion: Date when the parties determine that a Unit is ready for continuous commercial operation.
3.9    Project Agreements:
(a)Agreement for the Ownership of the Jim Bridger Project ("Ownership Agreement").
(b)Agreement for the Construction of the Jim Bridger Project ("Construction Agreement").
(c)Agreement for the Operation of the Jim Bridger Project ("Operation Agreement").
The three said Agreements constitute the Project Agreements and shall be construed together.
3.10    [DELETED]
4.OWNERSHIP RIGHTS AND INTERESTS:
4.1    Except as otherwise provided in this Agreement, the parties will own the Project as tenants in common with Idaho owning a 33-1/3% undivided interest and PacifiCorp owning a

66-2/3% undivided interest. Such percentages are hereinafter referred to as the parties' "percentage share."
4.2    If Unit No. 3 is not a 500 megawatt unit, the parties shall determine the appropriate percentage ownership in the entire Project and shall execute and deliver suitable instruments of conveyance to provide for the changes in ownership percentages and will also make any necessary changes in the other Project Agreements in accordance with the respective ownerships.
4.3    In order to effectuate the ownership as tenants in common in the respective percentages set out in Section 4.1, or in such other percentages as provided in this Agreement, the parties will execute and cause to be recorded any instruments of title required in order to provide the respective ownership interests of the parties in and to the Project.
4.4    In order to transmit the electricity generated from the Jim Bridger Project, it will be necessary to construct electric transmission lines, and separate agreements will be consummated between the parties with respect to the ownership, use and operation thereof.
5.[DELETED]

6.	DAMAGE TO OR DESTRUCTION OF PROJECT: DISPOSITION UPON ABANDONMENT:
6.1    If all, or substantially all, of the Project be destroyed or damaged beyond repair or damaged to the extent that the cost of repair substantially exceeds the proceeds of insurance available for reconstruction or repair and the parties do not agree to reconstruct or repair the Project, or if for any reason the parties determine to abandon the Project, the salvageable portion of the Project and the plant site shall be disposed of in accordance with a procedure agreed upon by the parties or if the parties cannot agree, they shall be sold at public auction, the proceeds from such disposition shall be distributed to the parties in accordance with their respective ownerships; any demolition, removal and cleanup costs shall be charged against and borne by the parties in accordance with their respective ownerships; provided, however, that if either of the parties of the Project elect to reconstruct the Project, the value of the Project shall be appraised by independent appraisers and an amount of money equal to such value multiplied by the appropriate respective percentage ownership of the other party shall be paid by the party so electing; the party upon receiving payment shall convey its interest in the Project to the party so electing to reconstruct.
6.2    In the event that less than substantially all of the Project shall be destroyed and the cost of repair, restoration or reconstruction does not substantially exceed the proceeds of applicable insurance, unless otherwise agreed by the parties, the Project shall be repaired, restored or reconstructed by the parties in such manner as to restore the Project to substantially the same general character and use as the original project, with the cost of such reconstruction or repair in excess of the proceeds of insurance, to be paid by the parties in accordance with their respective percentage shares.
7.WAIVER OF RIGHT TO PARTITION:
7.1    The parties and each of them shall, to the extent provided in this Agreement, accept title to the Project, as tenants in common, and agree that their interests therein shall be held in such tenancy in common.
7.2    So long as the Project or any part thereof as originally constructed, reconstructed or added to is used or useful for the generation of electric power and energy, or to the end of the period permitted by applicable law, whichever first occurs, the parties waive the right to partition whether by partitionment in kind or sale or division of the proceeds thereof and agree that they will not resort to any action at law or in equity to partition and further waive the benefit of all laws that may now or hereafter authorize such partition of the properties comprising the Project.
8.TERMINATION:
8.1    This Agreement shall terminate at such time as the Project or any part thereof as originally constructed, reconstructed or added to is no longer used or usable for the generation of power or electric energy, and the salvageable portion of the Project shall be disposed of as provided for in Section 6.1).

PART II.
1.    LIABILITIES:
Any loss, cost, liability, damage and expense to the parties or either party resulting from the construction, operation, maintenance, reconstruction or repair of the Project and based upon injury to persons or employees of the parties or others, or other parties, or damage to property including the property of parties or other parties to the extent not covered by collectible insurance shall be charge-able to Construction Cost or Operating Expenses as may be appropriate.
2.    DEFAULTS:
(a)Each party hereby agrees that it will make all payments and perform all other obligations by it to be made or performed pursuant to all of the terms, covenants and conditions contained in the Project Agreements and that a default by a party of any of terms, covenants and conditions contained in any of the Project Agreements shall be an act of default under this Agreement.
(b)In the event a party shall dispute an asserted default by it, then such party shall make payment of any sums in dispute or perform the obligation in dispute but may do so under protest. Such protest shall be in writing and shall specify the reasons upon which the protest is based and shall be mailed to the other party. Upon settlement of such dispute by the parties, by arbitration, or by a court of competent jurisdiction, as the case may be, then appropriate adjustments shall be made.
3.    UNCONTROLLABLE FORCES:
No party shall be considered to be in default in the performance of any of the obligations hereunder, other than obligations of the parties to pay costs and expenses, if failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" shall mean any cause beyond the control of the party affected and which, by the exercise of reasonable diligence, the party is unable to overcome, and shall include, but not be limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction prohibiting acts necessary to performance hereunder or permitting any such act only subject to unreasonable conditions, insurrection or riot, an act of, the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers. Nothing contained herein shall be construed so as to require a party to settle any strike or labor dispute in which it may be involved. A party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.
4.    TRANSFER AND ASSIGNMENTS: SECURED INTERESTS:
This Agreement, the undivided interest of a party in the Project, and the property, real or personal, related thereto may be transferred and assigned as follows but not otherwise:
(a)    To any mortgagee, trustee, or secured party, as security for bonds or other indebtedness of such party, present or future, and such mortgagee, trustee or secured party may realize upon such security in foreclosure or other suitable proceedings, and succeed to all right, title and interest of such party. Anything herein to the contrary notwithstanding, any such mortgagee, trustee or secured party may sell the undivided interest obtained upon such foreclosure or other suitable proceedings to any person.
(b)    To any corporation or other entity acquiring all or substantially all the property of the party making the transfer.
(c)To any corporation or entity into which or with which the party making the transfer may be merged or consolidated.
(d)To any corporation or entity, the stock or ownership of which is wholly owned by the party making the transfer.
(e)To any other person where the other party consents to such transfer, in advance in writing.
(f)No transfer or assignment may be made except under Section 4(a) Part II unless simultaneously the party's interests in all other Project Agreements are similarly transferred or assigned to the same person or persons, and such person or persons have assumed all the duties and obligations of the party transferring or assigning under this Agreement and under all other Project Agreements.
(g)Transfers or assignments shall not relieve a party of any obligation hereunder, except to the extent agreed in writing by the other party.
5.    COVENANTS RUNNING WITH THE LAND:
All of the respective covenants and agreements set forth herein shall bind and shall be and become the respective obligations of each party, its successors and assigns, and shall be obligations running with each of such party's rights, titles and interests in the Project and with all of the rights, titles and interests of each such party in, to and under the Project Agreements and with the rights, titles and interest in and to all real property and real property rights and personal property and personal property rights. It is the specific intention of this pro-vision that all of such covenants, conditions and obligations shall be binding upon any party which acquires any of the rights, titles and interests of either party in the Project or in, to and under the Project Agreements.
6.    OBLIGATIONS ARE SEVERAL:
The duties, obligations and liabilities of the parties hereunder are intended to be several and not joint or collective and neither of the parties shall be jointly or severally liable for the acts, omissions or obligations of the other. Nothing herein contained shall be construed to create an association, joint venture, partnership, or impose a partnership duty, obligation or liability, on or with regard to either of the parties. No party shall have right or power to bind the other party without its express, written consent, except as expressly provided in this Agreement.
7.    SUCCESSORS AND ASSIGNS:
Subject to the restrictions on transfer and assignment herein provided, all of the respective covenants and obligations of each of the parties shall be and become the respective obligations of the successors and assigns of each such party and shall be obligations running with the respective party's rights, titles and interests in the Project. It is the specific intention of this provision that all such covenants and obligations shall be binding upon any party which acquires any of the right, title and interest of either of the parties in the Project.
8.    ARBITRATION:
Any dispute arising between the parties involving any of the terms, covenants and conditions of this Agreement shall be subject to arbitration in accordance with the following procedure.

The party demanding arbitration shall give to the other party notice in writing of such demand. The parties shall meet within ten (10) days thereafter to select an arbitrator by mutual agreement. In the event the parties cannot agree upon such arbitrator, the Judge or any judge, if more than one, of the District Court of the United States for the State of Wyoming or such tribunal as may at the time be the successor of such Court, may, upon request of any party, appoint the arbitrator who shall be an individual of national reputation having demonstrated expertise in the field of the matter or item to be arbitrated. If pending any arbitration under this Agreement, the arbitrator, or successor or substitute arbitrator, shall die or for any reason be unable or unwilling to act, his successor shall be appointed as he was appointed, and such successor or substitute arbitrator, as to all matters then pending, shall act the same as if he had been originally appointed as an arbitrator. The award of the arbitrator so chosen shall be final and binding upon all parties, and if necessary and appropriate in the premises, the arbitrator may make an order requiring specific performance of any of the terms and conditions of said award. Each party shall bear the expense of preparing and presenting its own case, and the expense of the arbitrator shall be equitably divided between the parties by the arbitrator.
9.    APPLICABLE LAWS AND REGULATIONS:
The parties in their performance of their obligations hereunder shall conform to all applicable laws, rules and regulations and, to the extent that their operations may be subject to the jurisdiction of state or federal regulatory agencies, subject to the terms of valid and applicable orders of any such agencies. This Agreement shall be subject to the laws of the State of Wyoming. This Agreement is subject to the approval of any state or federal regulatory agency having jurisdiction thereof.

10.    NOTICES:
Any notice, demand or request provided for in this Agreement served, given or made in connection therewith shall be deemed properly served, given or made if sent by registered or certified mail, postage prepaid, addressed to the party at its principal place of business to the attention of the president or chief executive officer of PacifiCorp or Idaho. A party may at any time, and from time to time, change its designation of the person to whom notice shall be given by written notice to the other party as hereinabove provided.
11.    ADDITIONAL DOCUMENTS:
Each party, upon request by the other party, shall make, execute and deliver any and all documents reasonably required to implement the terms of this Agreement.
12.    EFFECTIVENESS OF THIS AGREEMENT:
This Agreement, including the Parties’ rights and obligations hereunder, shall become effective, if at all, on the Closing Date as set out in the Joint Purchase and Sale Agreement (“JPSA”) between the Parties and dated October 24, 2014. For the avoidance of doubt, no aspect of this Agreement, other than this Section 12, shall have any effect unless and until the Closing Date occurs. If the Closing Date does not occur and the JPSA is terminated, this Agreement, including this Section 12, shall become void ab initio.
13.    ENTIRE AGREEMENT:
This Agreement, together with Exhibits hereto, embody the entire agreement and understanding of the Parties in respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts.

IDAHO POWER COMPANY

By: /s/ Lisa Grow

Name:	Lisa Grow

Title:	SVP Power Supply

PACIFICORP

By: /s/ Rick Vail
Name: Rick Vail
Title: VP - Transmission

EXHIBIT A

AMENDMENT TO AGREEMENTS FOR THE OPERATION AND
OWNERSHIP OF THE JIM BRIDGER PROJECT
The parties to this agreement are PACIFIC POWER & LIGHT COMPANY, a Maine corporation (“Pacific”), and IDAHO POWER COMPANY, a Maine corporation (“Idaho”).

RECITALS
1.As of September 22, 1969, Pacific and Idaho executed an “Agreement for the Operation of the Jim Bridger Project” (“Operation Agreement”) and an “Agreement for the Ownership of the Jim Bridger Project” (“Ownership Agreement”).
2.Pursuant to the Operation and Ownership Agreements Pacific and Idaho contemplated the joint operation and ownership of coal properties to supply coal for Units Nos. 1, 2 and 3 of the Jim Bridger Project. Pacific and Idaho have determined that these properties will be operated and owned by a joint venture consisting of wholly owned subsidiary corporations of Pacific and Idaho.
3.Subsection 5.1 of the Ownership Agreement contemplated the assignment to Idaho of a one-third undivided interest in the coal in an area sufficient to provide the necessary coal for Units Nos. 1, 2 and 3 of the Jim Bridger Project. Under Subsections 5.3 and 5.5 of the Ownership Agreement, the parties contemplated that if Idaho so desired, additional coal for additional units would be made available to Idaho.
4.Idaho and Pacific have tentatively determined that Idaho will desire coal for a generator to be constructed after completion of Unit No. 3 of the Jim Bridger Project and Pacific desires to make available to Idaho, on a reasonable basis, sufficient coal reserves to provide Idaho with an assured coal supply.

5.The parties have determined that various provisions of the Operation and Ownership Agreements will not be applicable if the coal properties are to be operated by a joint venture consisting of wholly owned subsidiaries of Pacific and Idaho.

AGREEMENT
In consideration of their mutual promises, the parties agree as follows:
1.The following provisions of the Operation and Ownership Agreements are hereby terminated, rescinded and of no further force and effect as of September 22, 1969:

Operation Agreement
(a)Subsection 3.1 is amended by deleting “the portion of the area covered by the coal leases in which Idaho and Pacific hold undivided interests pursuant to Section 5 of the Ownership Agreement” and “the Coal Supply System”.
(b)Subsection 3.3 is amended by deleting “the Coal Supply System”.
(c)Subsection 3.7 is deleted.
(d)Subsection 5.1 (d) is amended by substitution for this subsection the words “Costs of coal”.
(e)Subsection 5.1(k) is deleted.
(f)Subsection 5.2 is deleted.
(g)Subsection 6.1 (a) is amended to delete “Excluding variable coal mining operating expenses”.
(h)Subsection 6.1 (b) is deleted.
(i)Subsection 6.1 (c) is amended by deleting parts (ii) and (iii).
(j)Subsection 7.1 is deleted.
(k)Section 8 is deleted.

Ownership Agreement
(a)    Subsection 3.1 is amended by deleting “the portion of the area covered by the coal leases in which Idaho and Pacific hold undivided interests pursuant to Section 5 of this Agreement” and “the Coal Supply System”.
(b)    Subsection 3.3 is amended by deleting “Coal Supply System”.
(c)    Subsection 3.4 is deleted.
(d)    Subsection 3.7 is deleted.
(e)    Subsection 3.10 is deleted.
(f)    Subsection 4.2 is amended by deleting “(excluding undivided interests in the coal covered by the Coal Leases provided by Section 5)”.
(g)    Section 5 and its parts are deleted.
(h)    Subsection 6.1 is amended by deleting wherever used the parenthetical phrase “(excluding the Coal Mine)”.
(i)    Subsection 8.1 is amended by deleting “(excluding the coal mine)”.
2.Pacific agrees to cause the incorporation of a wholly owned subsidiary, Pacific Minerals, Inc., a Wyoming corporation (“Minerals”), and Idaho agrees to cause the incorporation of a wholly owned subsidiary, Idaho Energy Resources Co. a Wyoming corporation (“Resources”). Pacific and Idaho agree that these two corporations will enter into a joint venture to provide coal for the Jim Bridger Project.
3.Pacific shall retain the consideration of $390,000 previously paid to it under Subsection 5.2 of the Ownership Agreement as a bonus paid.
4.Pacific hereby assigns, subleases and transfers to Idaho, and agrees to cause the assignment, sublease or transfer of, a one-third undivided interest in the Jim Bridger Coal Leases defined in Subsection 3.4 of the Ownership Agreement (the “Coal Leases”). The

parties shall make suitable joint or separate applications and will otherwise cooperate in securing approval of the sublease by the Department of the Interior of the one-third undivided interest in the federal coal leases referred to in said Subsection 3.4, and approval of the sublease or by the State of Wyoming of the one-third undivided interest in the Wyoming lease referred to in said Subsection 3.4.
5.As consideration for the above transfer, Idaho agrees to and hereby assumes and agrees to perform each and all of the obligations and covenants of Pacific pursuant to the terms of the coal leases, up to its interest therein created hereby, including the obligation to pay one-third of all minimum, advance and production royalties pertaining to said coal leases, when and as the same shall become due under the terms thereof. In addition, Idaho shall pay to Pacific overriding production royalties as follows:
(a)With respect to each ton of coal mined from the federal leases, two-and-two-thirds cents (2-2/3¢) per ton; and
(b)With respect to each ton of coal mined from the Union Pacific and Wyoming leases, four cents (4¢) per ton.
All said overriding royalties to be paid Pacific shall be paid on or before sixty (60) days from the date of sale of coal to which said overriding royalties pertain.
6.As advance prepaid royalties, Idaho shall pay to Pacific (a) on or before March 1, 1974, the sum of $3,410,000; (b) within 90 days after Idaho shall have notified Pacific by mail of its desire to utilize additional coal tonnage to provide fuel to generating facilities to be owned by Idaho in addition to Units Nos. 1, 2 and 3 of the Jim Bridger Project, the sum derived by multiplying one-third of the total remaining recoverable coal reserves of the Bridger Coal Field expressed in tons (which reserves shall be calculated in accordance with an acceptable modified mining plan developed at or about the time of Idaho's notice to Pacific, after taking into account such reserves as must be dedicated to insure full compliance with all prior coal sales agreements to provide coal from the Bridger Coal Field to said Units Nos. 1, 2 and 3) by 10 cents per ton. Such amounts shall be used as credits annually by Idaho up to the full amount thereof against all overriding production royalties payable by Idaho to Pacific under paragraph 5 above.
7.Pacific agrees that Idaho shall have the right to assign, sublease and transfer to Resources, which shall have the same right to assign, sublease and transfer to the joint venture of Minerals and Resources the one-third undivided interest in the Jim Bridger Coal Leases described in Section 4 of this Agreement in return for assumption of obligations and payments by the joint venture to Resources and by Resources to Idaho of all royalties described in Section 5 of this Agreement, including overriding royalties in the amounts set forth in (a) and (b) of such section.
8.Pacific and Idaho agree that the aggregate over-riding royalties payable by the joint venture of Minerals and Resources to Pacific shall not exceed eight cents (8¢) per ton of coal mined from the federal leases and twelve cents (12¢) per ton of coal mined from the Union Pacific and Wyoming leases; provided, however, that nothing herein shall obligate the joint venture, Minerals or Pacific to reimburse Idaho, Resources, or the venture for any advance prepaid royalties previously paid to Pacific.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreements for the Operation and Ownership of the Jim Bridger Project this 1st day of February, 1974.

PACIFIC POWER & LIGHT COMPANY

By: /s/ Don C. Fisbee
Chairman of the Board

ATTEST:

/s/ George D. Rives
Assistant Secretary

IDAHO POWER COMPANY

By: /s/ Albert Carlson
President

ATTEST:

/s/ James E. Bruce
Secretary

EXHIBIT B

O&M Agreement

700 N.E. Multnomah St. Portland, Oregon 97232-4116 (503) (503) 731-2157 FAX (503) 731-2027
PACIFICORP
February 16, 1994
Jan Packwood, Vice President
Idaho Power Company
P.O. Box 70
Boise, Idaho 83707

Dear Mr. Packwood:

The source for auxiliary power, station service and service to the Jim Bridger Mine has previously been provided for via a 34.5 tertiary winding of the 345/230 kV station transformers, through a 34.5 isolation transformer. Serving these 34.5 kV loads in this method has recently caused the loss of the 34.5 kV isolation transformer and one of the two 345/230 kV transformers as a result of faults on the 34.5 kV system.
PacifiCorp and Idaho Power personnel have discussed a proposal to install a 230/34.5 kV, 75 MVA transformer in the Jim Bridger Plant switchyard to reduce risk to the Jim Bridger Plant and to provide better service for the 34.5 kV loads. From those discussions, it has been determined that approximately one half of the proposed transformer's capacity is adequate to serve the Jim Bridger Plant requirements.
The estimated total cost to install the transformer and associated metering, relaying and communications is $2,759,548. A copy of the ER for the transformer installation is attached. The installation of the transformer and associated equipment is currently underway with an anticipated in-service date of March 15, 1994.
Pursuant to the Jim Bridger Ownership and Operation Agreement, cost at the Jim Bridger switchyard are to be shared on a basis of two-thirds (2/3) PacifiCorp, one-third (1/3) Idaho Power. However, in that only fifty percent (50%) of the transformer's capacity is required for plant use, the Parties have agreed that Idaho Power's share of the cost would be one-sixth of the total cost of the installation. In addition, Idaho Power's contribution to the operation and maintenance expenses for the transformer and related 34.5 kV facilities shall be one-sixth of the actual operation and maintenance expense of the transformer and associated34.5 kV facilities.

Jan Packwood, Vice President
Idaho Power Company

February 16, 1994

If Idaho Power agrees with the above, please sign in the space provided below and return one fully executed original of this Letter Agreement to PacifiCorp.
Sincerely,
/s/ Dennis P. Steinberg

Idaho Power Company
By:    /s/ J. B. Packwood
Title:    Vice President

SENT BY:PP&L : 1-28-94 :11:05AM : CASPER POWER- POWER SYSTEMS:# 2

[redacted]

TITLE: JIM BRIDGER

Substation - Install 230/34.5 kV Startup Source Transformer

Serving DC Name ROCK SPRINGS Power Area	Location # 517000	Capital O&M Other	Budget Function 121 454	Work Order ___ Project ___ Superior
Function Group TS	Project Type CN	Effective Date	Target Date 12/02/92	Cust. Request Date / Superior Project No.

DESCRIPTION, PURPOSE & NECESSITY:

Install a 230/34.5 kV, 45/60/75 MVA LTC transformer with a "delta/ground wye" configuration, including associated metering, relaying & communications; by expanding the 230 kV yard.

The Jim Bridger Power Plant is the source to most of the loads in southern Wyoming. This system is served by two 345/230 kV 200 MVA transformers. These same transformers also supply the only source to auxiliary, station service, and the Jim Bridger coal mine. This source is via a 34.5 kV tertiary winding, through a 34.5 kV isolation transformer, which provides a grounded wye system. Unfortunately, serving these 34.5 kV loads off of the Bridger's bulk transformers via the tertiary winding has caused recent problems. In the fall of 1990, one of the 345/230 kV transformers and also the 34.5 kV isolation transformer both failed as a result of faults on the 34.5 kV system. These events jeopardized the whole Bridger Plant operation, for five to six weeks, until a spare 230/34.5 kV transformer could be brought in.

To reduce this risk to the Jim Bridger Plant and provide better service to the 34.5 kV loads, this EX provides for the installation of a 230/34.5 kv, 75 MVA transformer (to be configured "delta/grounded wye") at Jim Bridger Plant. The substation design and the advance ordering of equipment to be in done in 1991 and the installation and completion of the project in late 1992.

ORIGINAL

[redacted]

Labor	Material	Purchased Services	Other	Sub-Total	Loss:Contr Adv./Reimb	Joint Owner	Net (Line 8)
$ 39,400	$ 1,908,800	$ 371,460	$ 48,000	$ 2,380,000	$	$ 791,900	$ 1,596,100

Multi-Year Project: Yes [_] No [_] If yes, attach multi-year form

Single Year Construction Quarter: 1 2 3 4

[redacted]

EX ESTIMATED COST - ALL YEARS	Direct Cost	Indirect Cost	TOTAL
1 Capital Adds (300)	2,287,948	471,600	2,759,548
2 Removal Cost (108.3)			
3 Salvage (108.2)		XXXXXXXXXXXXXX	
4 Equipment Transfers (101-net)		XXXXXXXXXXXXXX	
[redacted]	2,287,948	471,600	2,759,548
6 Customer Adv./Reimbursements		XXXXXXXXXXXXXX	
7 Other Owner's Share 33.3 %	761,808	157,063	918,929
[redacted]	1,526,950	314,563	1,840,619
9 Services Blanket (Dys)			
10 Meters Blanket (Dys)			
11 Transformers (Dys)			
12 O&M Expense	836	585	1,421
[redacted]	1,526,893	315,148	1,842,040
14 Dy. Utility Equipment Required:			
15 Permits, Agreements Required:			
16 Contract:			
17 Retirement YES [_] NO [_] If yes, attach detail			

Recommendations & Approvals

	Empl.#	Date
Prepared By: GPB	91472	08/15/91
Coord. Employee	4877	8-22-91
Recommended By:	42965	7/28/91
[redacted]		
Authorized By:	3053	9/18/91
Completed By:	Empl.#	Date
In-Service Date:		

SC.AFT/SH_FACE.DEF/A0511

Return Approved Original To: ____________________

1157 0000

ATTACHMENT A TO EXHIBIT B

700 N.E. Multnomah St. Portland, Oregon 97232-4116 (503) (503) 731-2157 FAX (503) 731-2027
PACIFICORP Pacific Power Utah Power
May 20, 1994
Lois D. Cashell, Secretary
Federal Energy Regulatory Commission
c/o Dockets Branch, Room 3110
825 N. Capitol Street, N.E.
Washington, D.C. 20426

Re:     Docket No. ER94-1134-000

Dear Ms. Cashell:

PacifiCorp files herewith in accordance with 18 CFR 35 of the Commission's Rules and Regulation, an original and six (6) copies this letter as an amendment to its filing in the docket referenced above.

By letter dated April 4, 1994, PacifiCorp filed with the Commission a Letter Agreement dated February 16, 1994 between PacifiCorp and Idaho Power Company ("Idaho Power"). The Letter Agreement provides for the joint construction and ownership of a new 230/34.5 kV transformer to be installed in the electrical switchyard of the parties' jointly owned Jim Bridger Project. The Letter Agreement also provides for cost sharing of the operation and maintenance costs incurred by PacifiCorp pursuant to the Jim Bridger Ownership and Operation Agreement between the parties.

Attached to the Letter Agreement is PacifiCorp's Expenditure Requisition ("ER") which was prepared to estimate the cost of the installation of the new transformer and related equipment. The ER was prepared in 1991 and the Letter Agreement altered, for this equipment only and for the reasons stated therein, the two-thirds, one-third sharing of costs between PacifiCorp and Idaho Power, respectively, as provided in the Jim Bridger Ownership and Operation Agreement. Pursuant to the Letter Agreement, PacifiCorp and Idaho Power will share the costs of the installed transformer on a five-sixths/one-sixth basis, respectively.

Ownership of Facilities
In response to Commission Staff's comments that the Letter Agreement is somewhat vague in its description of the ownership shares of the facilities, PacifiCorp hereby states that PacifiCorp shall have a five-sixths ownership share and Idaho Power shall have a one-sixth ownership share of the facilities installed pursuant to the Letter Agreement.

Lois D. Cashell, Secretary
May 20, 1994

Operation and Maintenance Charges
PacifiCorp will operate and maintain the 230/34.5/kV transformer as part of its activities associated with the Jim Bridger Project. PacifiCorp's costs incurred for the transformer will be accounted and billed to Idaho Power -- except, in this case, at 16.7% rather than 33.3% -- as part of the Jim Bridger Project. The Letter Agreement provides for cost sharing of PacifiCorp's actual costs of operating and maintaining the facilities to be installed. PacifiCorp's actual costs consist of its direct costs such as labor, materials, transportation and contracted services as well as PacifiCorp's overheads. Such actual costs are for such items including but not limited to wages plus associated overtime, benefits and taxes, materials either purchased or withdrawn from stores, freight expenses, vehicle charges, tool expenses and contract rates or charges for outside services.

Any overheads applied to PacifiCorp's actual direct costs of operation and maintenance of the facilities, and allocated between the parties pursuant to the Letter Agreement, are the same overheads which PacifiCorp applies for operation and maintenance of its own facilities. PacifiCorp will apply no additional or modified overheads to the new facilities because of their partial ownership by Idaho Power.

In accordance with 18 CFR 35.11 of the Commission's Rules and Regulations, PacifiCorp requests a waiver of prior notice such that a rate schedule be assigned to be effective within 60 days of the Commission's receipt of PacifiCorp's initial filing of April 4, 1994. Such waiver, if granted, would have no effect on purchasers under other rate schedules.

Copies of this amended filing have been supplied to the parties shown on the attached distribution list. A draft Notice of Amended Filing is attached to this letter.

Sincerely,
/s/ Jerry D. Miller
Jerry D. Miller, Manager
Power System Services
CP : cc

Attachment

FEDERAL EXPRESS

Distribution List on attached sheet.

Lois D. Cashell, Secretary
May 20, 1994

DISTRIBUTION LIST
Steven Herod, Director
Federal Energy Regulatory Commission
825 North Capitol Street, N.E.
Washington, D.C. 20426

William G. Longenecker, Chief
Electric Rate Filings Branch (ER-12.1)
Federal Energy Regulatory Commission
825 North Capitol Street, N.E.
Washington, D.C. 20426

Stephen D. Pointer
Federal Energy Regulatory Commission
825 North Capitol Street, N.E.
Washington, D.C. 20426

William Warren
Public Utility Commission of Oregon
550 Capital Street, N.E.
Salem, Oregon 97310-1380

Idaho Public Utilities Commission
Statehouse
Boise, Idaho 83720

Jan B. Packwood, Vice President
Idaho Power Company
P.O. Box 70
Boise, Idaho 83707

Jerry D. Miller
Manager, Power System Services
PacifiCorp
920 S.W Sixth Avenue, 424 PSB
Portland, Oregon 97204

Marcus Wood
Stoel Rives Boley Jones & Grey
900 S.W. Fifth Avenue, Suite 2700
Portland, Oregon 97204

ATTACHMENT B TO EXHIBIT B

PACIFICORP TRANSMISSION SYSTEM
ALTERNATIVE O&M AND A&G COSTS

O&M and A&G expense Factors as a percent of installed cost of facilities. (See Page 2)	1.68%
Installed Cost of Facilities per attachment to Letter Agreement.	$1,840,619
Alternative Annual O&M and A&G Charge:
(1/6) x $1,840,619 x 1.68% = $5,154

1993 Transmission O&M and A&G Expense Allocations

Basis: PacifiCorp 1993 FERC Form No.1.

Transmission O&M Expense Factor

Total Transmission O&M Expense [1]	$61,644,494
Transmission of Electricity by Others [2]	($39,072,627)
Net Transmission O&M Expense	$22,571,867
Total Transmission Plant in Service [3]	
Beginning of Year	$1,738,185,000
End of Year	$1,892,345,928
Average Plant in Service	$1,815,265,464

Transmission O&M Expense Factor (as % of Transmission Plant):

$22,571,867 ÷ $1,815,265,464 = **1.24%**

Transmission A&G Expense Factor

Total A&G Expense [4]	$143,191,599
Transmission O&M Wages [5]	$10,012,679
Total O&M Wages w/o A&G [6]	$178,970,727
Total Transmission Plant in Service [3]	
Beginning of Year	$1,738,185,000
End of Year	$1,892,345,928
Average Plant in Service	$1,815,265,464

Transmission A&G Expense Factor (as % of Transmission Plant):

($10,012,679 ÷ $178,970,727) x $143,191,599 = **0.44%**
$1,815,265,464

Total of O&M and A&G Expense Factors **1.68%**

Notes:

[1] 1993 FERC Form 1, Page 321, Line 99
[2] 1993 FERC Form 1, Page 321, Line 87
[3] 1993 FERC Form 1, Page 206-7, Line 53
[4] 1993 FERC Form 1, Page 323, Line 167
[5] 1993 FERC Form 1, Page 354, Line 19
[6] 1993 FERC Form 1, Page 354, Line 25 minus Line 24

PACIFICORP RATE SCHEDULE FERC NO. ____
RATE SHEET FOR OPERATION AND MAINTENANCE CHARGES
PURSUANT TO THE
LETTER AGREEMENT
DATED FEBRUARY 16, 1994 BETWEEN
IDAHO POWER COMPANY AND PACIFICORP

PacifiCorp shall charge Idaho Power Company one-sixth of its actual costs of operation and maintenance of the facilities installed pursuant to the Letter Agreement. PacifiCorp’s actual costs plus PacifiCorp’s standard overheads.
PacifiCorp shall maintain a record of the charges to Idaho Power Company pursuant to the Letter Agreement. Upon termination of this rate schedule, PacifiCorp shall tender with the Federal Energy Regulatory Commission a compliance filing illustrating that the then-present value of the cumulative amounts charged to Idaho Power Company do not exceed the then-present value of the cumulative amounts calculated by applying the sum of PacifiCorp’s annual transmission system operation and Maintenance and Administrative and General expense factors, as defined below, to one-sixth of the installed cost (as may be adjusted from time to time by betterments, retirements or replacements) of the facilities installed under the Letter Agreement.
PacifiCorp’s Operating and Maintenance (“O&M”) and Administrative and General (“A&G”) expense factors for any calendar year shall be calculated as follows based upon PacifiCorp’s FERC Form No. 1 for the previous calendar year.
Operation and Maintenance Expense Factor
O&M Expense Factor=(A-B)/E
Administrative and General Expense Factor
A&G Expense Factor =((G/H)xF)/E
where
A = Total Transmission O&M Expense (Page 321, Line 99)
B = Transmission of Electricity by Others (Page 321, Line 87)
C = Total Transmission Plant in Service, Beginning of Year (Page 206-7, Line 53)
D = Total Transmission Plant in Service, End of Year (Page 206-7, Line 53)
E = Average Transmission Plant in service = (C + D) / 2
F = Total A&G Expense (Page 323, Line 167)
G = Transmission O&M Wages (Page 354, Line 19)
H = Total O&M Wages without A&G (Page 354, Line 25 minus Line 24)